Exhibit 99.1

Investor Contact:	Company Contact:
Sharon Merrill Associates	Thomas Bennet, CFO
(617) 542-5300	(978) 970-5600
trr@investorrelations.com	TBennet@trcsolutions.com

TRC Receives Notification of Non-Compliance from the NYSE

Lowell, MA, August 19, 2008 - TRC (NYSE: TRR) today announced it has been notified by the New York Stock Exchange (the “NYSE”) that it is no longer in compliance with the NYSE’s continued listing standards.  TRC is considered below criteria since the Company’s market capitalization was less than $75 million over a 30 trading-day period and its shareholders’ equity was less than $75 million.  As of August 8, 2008, the Company’s 30 trading-day average market capitalization was $74.5 million, and in its quarterly report on Form 10-Q for the quarter ended March 28, 2008, the Company reported shareholders’ equity of $72.4 million.

Under applicable NYSE procedures, the Company has 45 days from the receipt of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continuing listing standards within 18 months.  TRC intends to submit such a plan.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s energy, infrastructure, environmental and real estate markets.  The Company also is a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country.  For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking

TRC

650 Suffolk Street • Lowell, Massachusetts 01854

Telephone 978-970-5600 • Fax 978-453-1995

statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; the challenges inherent in integrating newly acquired businesses; regulatory uncertainty; the availability of funding for government projects; the level of demand for our services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; recent changes in our  senior management; the results of outstanding litigation; risks arising from either failure to identify, or from identified material weaknesses in our internal controls over financial reporting or our inability to effectively remedy such weaknesses; our inability to comply with the terms of our credit facility and our lenders’ future unwillingness to waive our noncompliance; and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.